Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan and the 2020 Employee Share Purchase Plan of Repare Therapeutics Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of Repare Therapeutics Inc. and the effectiveness of internal control over financial reporting of Repare Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada

March 11, 2022